Exhibit 99.1

BED BATH & BEYOND INC. APPOINTS GUSTAVO ARNAL AS NEW CHIEF FINANCIAL OFFICER

Company Also Names Additional Industry Leaders to Management Team, Including Chief Stores Officer, Chief Digital Officer and Chief Legal Officer

UNION, N.J., April 30, 2020 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced four new strategic appointments to the Company's leadership team, each of whom will report directly to President & CEO Mark Tritton.

This includes the appointment of Gustavo Arnal as Executive Vice President, Chief Financial Officer (CFO) & Treasurer, effective May 4, 2020. Arnal joins the Company following his previous role as Group CFO of Avon, prior to which he held senior positions at Walgreens Boots Alliance and Procter & Gamble. Bed Bath & Beyond’s current CFO & Treasurer Robyn D’Elia is departing the Company.

In addition to Arnal, the following appointments represent a diverse group of experienced senior executives with strong track records of success in the retail and consumer products sectors:

•	Rafeh Masood joins the Company as Executive Vice President, Chief Digital Officer, effective May 11, 2020. Masood was most recently Senior Vice President, Chief Digital Officer at BJ’s Wholesale Club, following earlier strategic positions at Dick’s Sporting Goods, and Sears Holdings.

•	Gregg Melnick will assume the role of Executive Vice President, Chief Stores Officer, effective May 11, 2020, from his current role as the Company’s interim Chief Digital Officer. Melnick joined Bed Bath & Beyond in 2018 as Chief Operations Officer, Digital. Previously, Melnick was President, Party City Holdings.

•	Arlene Hong joins the Company as Executive Vice President, Chief Legal Officer and Corporate Secretary, effective May 18, 2020. Hong was formerly Chief Legal Officer, Senior Vice President & Corporate Secretary, FULLBEAUTY Brands, prior to which she held a number of senior legal positions at J.Crew and Amazon.

Commenting on these strategic appointments, President & CEO Mark Tritton said, “We remain committed to rebuilding our business and strengthening our ability to serve our loyal customers, while we respond to the challenges presented by COVID-19. In addition to the appointments of Joe Hartsig as Chief Merchandising Officer, and John Hartmann as Chief Operating Officer, we are continuing to bring in experienced, passionate leaders of change          into our business, with strong expertise in business transformation and omnichannel retail. This is a world-class team that will accelerate and drive our transformation.

“As our CFO, Gustavo’s industry knowledge and experience leading financial change in some of the world’s largest and best-known retail and consumer products businesses will help drive the next phase of our growth strategy and establish a more efficient foundation to create shareholder value.”

Arnal will have oversight of finance and will help fortify a strong and sustainable business model. He will have broad responsibilities including M&A, Controls, Tax, Accounting, Treasury, Audit and Investor Relations.

Incoming CFO & Treasurer Gustavo Arnal said, “Bed Bath & Beyond has a long-standing commitment to helping customers build their sense of Home. To do so, we must also build on the strong foundations of this business with a new, robust and sustainable business model. I look forward to working with this great leadership team as the Company executes on its strategic growth plans and playing my part as a catalyst for cultural and financial change in the business.”

Tritton concluded, “I would like to applaud the dedication of the interim leadership team in overseeing the Company’s efforts to support our customers, employees and communities, especially during these challenging times, and to Robyn D’Elia for her decades-long commitment to Bed Bath & Beyond and recent service as our CFO & Treasurer.”

Additional information about the CFO transition is included in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission today.

About the New Team

•	Mr. Arnal joins the Company from Avon, a leading direct-selling beauty company where he helped lead a successful business turnaround effort. Prior to Avon, Mr. Arnal was CFO, International Divisions and Global Functions at Walgreens Boots Alliance. He is a global leader, with experience leading teams across the US, EMEA, APAC and LATAM, and has previously served in senior positions at Procter & Gamble, including CFO of India, Middle East and Africa, CFO Global Fabric and Home Care, and CFO Global Personal Beauty.

•	Mr. Masood was previously Chief Digital Officer of BJ’s Wholesale Club, where he was responsible for driving end-to-end digital strategy and vision for the company’s e-commerce and omni-channel efforts. Prior to BJ’s, Mr. Masood was Vice President, Customer Innovation Technology at Dick’s Sporting Goods, and Vice President, Integrated Retail Solutions and Technology at Sears Holdings. RIS magazine named Masood as one of the “Top 10 Movers and Shakers” in retail in 2017 and a “Pacesetter” in retail technology in 2012.

•	Mr. Melnick joined Bed Bath & Beyond in 2018 as Chief Operations Officer, Digital, where he has overseen the significant growth of the Company’s digital business. He has been serving as the Company’s interim Chief Digital Officer since December 2019. Prior to that, Gregg served as President of Party City Holdings, the world’s largest vertically integrated designer, manufacturer, distributor and retailer of party goods with $2.4 billion in annual revenue. Previously, Gregg served as the President of Party City Retail Group, managing retail operations for over 900 retail locations in the United States and Canada plus e-commerce operations in North America and the United Kingdom. He has also held senior positions at Dow Jones Inc.

•	Ms. Hong joins the Company from FULLBEAUTY Brands, where she was Chief Legal Officer and Corporate Secretary, managing legal affairs for the $1 billion multi-channel retailer. Prior to FULLBEAUTY, she led Amazon’s legal team responsible for the North America Softlines business and held the position of General Counsel at Amazon subsidiary, Quidsi. She also previously held the General Counsel role for e-commerce retailer Ideeli, Inc., and served as General Counsel of multi-channel retailer J.Crew for approximately 10 years.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the novel coronavirus (COVID-19) and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 or dominic.pendry@bedbath.com